Exhibit 10.2

FIRST AMENDMENT TO OFFICE LEASE AGREEMENT
THIS FIRST AMENDMENT TO THE OFFICE LEASE AGREEMENT (the “First Amendment”) is dated May 23, 2016 and is between FRIT SAN JOSE TOWN AND COUNTRY VILLAGE, LLC, a California limited liability company, by its managing member, STREET RETAIL, INC., a Maryland corporation (“Landlord”), and SPLUNK INC., a Delaware corporation (“Tenant”).
R E C I T A L S
A.Landlord and Tenant are parties to that certain Office Lease Agreement dated August 24, 2015 (the “Lease”) pursuant to which Tenant leased the entire first through sixth floors of the office building to be constructed at 3090 Olsen Drive (500 Santana Row), San Jose, California (the “Building”), consisting of approximately 234,622 square feet of Floor Area (as defined in the Lease), the Locker Room (as defined in the Lease) and the Exclusive Elevator Lobbies (as defined in the Lease).

B.Under the terms of the Lease, Landlord required Tenant to cause any contractor performing any portion of the Tenant Work (as defined in the Lease) to obtain, carry and maintain, at no expense to Landlord certain insurance coverages.

C.Tenant wishes to enter into a construction agreement with DevCon Construction, Inc. (“DevCon”) for the performance of the Tenant Work, and DevCon and Tenant have requested certain changes to the insurance requirements under the Lease and Landlord agrees to the requested changes.

THEREFORE, in consideration of the foregoing recitals and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.Capitalized terms.  All initially capitalized defined terms used in this First Amendment shall have the same meanings as are given such terms in the Lease unless expressly superseded by the terms of this First Amendment.

2.Tenant’s Contractor’s Insurance. The parties hereby delete section 8.04 of the Lease and replace it, in its entirety, with the following new section 8.04:

Section 8.04 Tenant’s Contractor’s Insurance. Tenant shall cause any contractor performing work on the Leased Premises to obtain, carry and maintain, at no expense to Landlord the following coverages with limits not less than indicated: (i) worker’s compensation insurance, as required by the State of California and employer’s liability with limits not less than Five Hundred Thousand Dollars ($500,000.00) providing a waiver of subrogation in favor of Landlord, Federal Realty Investment Trust, if FRIT is not the Landlord and Landlord’s managing agent (if applicable); (ii) Commercial General Liability Insurance, including completed operations and contractual liability coverage, providing on an occurrence basis limits not less than Three Million Dollars ($3,000,000.00) per occurrence and general aggregate, and if the policy also covers projects other than the Leased Premises, the policy shall include a provision to the effect that the aggregate limit shall apply separately at the Leased Premises naming Landlord, Federal Realty Investment Trust, if FRIT is not the Landlord and Landlord’s managing agent (if applicable) as additional insureds using the current ISO Additional Insured Endorsement forms CG 20 38 for ongoing operations and CG 20 37 for completed operations or their equivalent providing coverage at least as broad; and (iii) business automobile liability insurance including the ownership, maintenance and operation of the automotive equipment, owned, hired, and non-owned coverage with a combined single limit of not less than One Million Dollars ($1,000,000.00) for bodily injury and property damage. If the contractor fails to acquire such insurance, Tenant shall provide such insurance (except worker’s compensation insurance and employer’s liability). These policy limits may be obtained through any combination of primary and excess insurance. Notwithstanding anything to the contrary contained above, Tenant shall cause any contractor performing any portion of the Tenant Work to maintain Commercial General Liability Insurance, including completed operations and contractual liability coverage, providing on an occurrence basis limits not less than One Million Dollars ($1,000,000.00) per occurrence and Two Million Dollars ($2,000,000.00) general aggregate and an umbrella policy written on a per occurrence basis for bodily injury and/or property damage listing its Commercial General Liability policy as an underlying policy, in the amount of not less than $30,000,000 per occurrence. For the Tenant Work, Tenant shall maintain builder’s risk insurance in the amount of the full replacement cost of Tenant’s Property and Lease Improvements; provided, however, that such policy shall (a) not have a deductible greater than One Hundred Thousand Dollars ($100,000.00), and (b) otherwise satisfy the policy requirements set forth in Section 8.05 below.

3.No Further Modification; Conflict.  Except as set forth in this First Amendment, all of the terms and provisions of the Lease shall remain unmodified and in full force and effect.  All references in the Lease to the terms such as "this Lease", "this Agreement", "herein" or "hereof" shall refer to the Lease as amended by this First Amendment. When used in this First Amendment, the term "Lease" refers to the Lease as amended by this First Amendment. In the event of any conflict between the terms and conditions of the Lease and the terms and conditions of this First Amendment, the terms and conditions of this First Amendment shall prevail.

4.Interpretation. Both Landlord and Tenant have been represented in the preparation and negotiation of this First Amendment by legal counsel. As a result, this First Amendment reflects the joint efforts of the parties and has been jointly prepared by the parties. This First Amendment supersedes all prior discussions, writings, amendments or correspondence concerned the matters addressed in this First Amendment. This First Amendment shall be construed in accordance with this plain meaning and without regard to any rule of construction that would result in the First Amendment being construed in a manner more or less favorable to either party to this First Amendment.

5.Successors and Assigns. This First Amendment shall be binding upon and inure to the benefit of Landlord and Tenant and their respective successors and permitted assigns.

6.Counterparts. This First Amendment may be executed in duplicate counterparts, each of which shall be deemed an original and all of which, when taken together, shall constitute one and the same instrument. Any e-mail transmittal of original signature versions of this First Amendment shall be considered to have the same legal effect as execution and delivery of the original document and shall be treated in all manner and respects as the original document. The parties also agree to promptly exchange counterparts with original signatures upon the request of either party.

IN WITNESS WHEREOF, the parties hereto intending to be legally bound hereby have executed this First Amendment under their respective hands and seals as of the day and year first above written.

LANDLORD:	FRIT SAN JOSE TOWN AND COUNTRY VILLAGE, LLC, a California limited liability company, by its managing member, STREET RETAIL, INC., a Maryland corporation
	By:	/s/ Deborah A. Colson
	Name:	Deborah A. Colson
	Title:	Vice President - Legal Operations

TENANT:	SPLUNK INC., a Delaware corporation
	By:	/s/ Timothy C. Emanuelson
	Name:	Timothy C. Emanuelson
	Title:	VP Worldwide Controller